EXHIBIT 99.1

Meridian Holdings

Third Quarter 2026 Earnings Call

November 10, 2026

C O R P O R A T E   P A R T I C I P A N T S

Zoran Milosevic, Chief Executive Officer

William Scott, President, Chief Financial Officer, Treasurer, and Chairman of the Board

C O N F E R E N C E   C A L L   P A R T I C I P A N T S

M. Marin, Zacks Small Cap Research

Jack Vander Aarde, Maxim Group

Steve Silver, Argus Research

P R E S E N T A T I O N

Operator

Good morning, and welcome to Meridian Holdings' Third Quarter 2026 Earnings Call.

On today's call are Zoran Milosevic, Chief Executive Officer of Meridian Holdings, and William Scott, President, Chief Financial Officer, Treasurer, and Chairman of the Board of Meridian Holdings.

Following Management's prepared remarks, Management will answer questions. At the conclusion of the call, the recording and supporting materials will be available on the Meridian Holdings Investor Relations website at www.meridian-holdings.com.

As a reminder, today's call contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, including statements about our outlook for 2026. These statements are based on assumptions and are subject to risks and uncertainties that could cause actual results to differ materially. For a discussion of these factors, please refer to our Annual Report on Form 10-K for 2025, our Quarterly Report on Form 10-Q filed today, and our other filings at sec.gov. Today's call also refers to non-GAAP financial measures, including Adjusted EBITDA, net debt and free cash flow. Reconciliations to the most comparable GAAP measures are in today's earnings release on our Investor Relations website.

I will now turn the call over to Zoran Milosevic, Chief Executive Officer of Meridian Holdings. Zoran?

Zoran Milosevic

Thank you, and good morning, everyone. We appreciate you joining us for our third quarter 2026 earnings call.

I want to start with the numbers.

Revenue was $46 million, down 3% from a year ago. The net loss attributable to Meridian Holdings was $13.3 million, or $1.05 per share, after $11.5 million of non-cash impairment charges. Adjusted EBITDA was $0.4 million. Third-quarter performance was weaker than we had anticipated, and I want to explain the key factors behind the results. Over the first nine months, revenue grew 10% to $146.3 million, so the business is larger than it was a year ago.

I want to highlight three key points today.

First, this was a challenging quarter, impacted by customer-favorable sports results, regulatory developments in Brazil and higher operating costs.

Second, our core businesses is healthy and pays for itself. Meridianbet Group grew revenue 16% over nine months, led by online casino up 21%, and we reduced our net debt for the seventh consecutive quarter.

Third, our outlook assumes no operations in Brazil for the rest of 2026 and continued lower revenue from RKings and Classics for a Cause. Our focus is on improving margins and operating efficiency to return to the profitability we demonstrated in the first half of the year.

Let me walk you through the three main challenges we faced during the quarter.

ViaVid has made considerable efforts to provide an accurate transcription. There may be material errors, omissions, or inaccuracies in the reporting of the substance of the conference call. This transcript is being made available for information purposes only.

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First, non-cash impairment charges. We recorded $11.5 million in non-cash impairment charges during the quarter, which significantly impacted our reported. Of this amount, $5.5 million related to the full write-off of our Brazilian gaming license and associated intangible assets following Brazil’s ban on fixed-odds betting, including online casino. We suspended our operations in Brazil in line with the ban, and we don’t expect to resume them during the rest of 2026. We intend to stay in Brazil while Congress and the courts decide on the ban, with a limited local presence, and office and minimal operating costs. Another $5.9 million related to goodwill impairment in the reporting unit comprising GMAG, our aggregation business, RKings, and Classics for a Cause, reflecting continued operating losses. Importantly, these charges were entirely non-cash and did not affect our operating cash flow during the quarter.

Second, customer-favorable sports results. Online sports betting revenue fell 15%, or $1.6 million, to $8.7 million, as results that favored our customers lowered our online sports betting margin to 7.4%, compared with 8.2% a year ago. Compared with the second quarter, online sports betting revenue declined by $4.4 million, while betting volume was broadly stable.

Third, higher operating costs. Our selling, general and administrative expenses increased 5% year-over-year, while revenue declined 3%. The increase was mainly driven by $0.9 million in higher bad-debt expense, primarily in GMAG's B2B gaming content resale business, $0.4 million in additional marketing around FIFA World Cup, and $0.4 million in higher rent and utilities from the new betting shops, and $0.3 million in higher salaries, along with approximately $1 million in other operating costs, partly offset by approximately $1.6 million in lower depreciation, amortization, professional fees, and stock-based compensations.

Despite these challenges, our core business remains healthy. In sports betting, online revenue rose 12% to $33.5 million over the first nine months, helped by wider live streaming coverage. Our online casino business continued to perform well. Online casino revenue grew to $17.1 million, compared with $14.5 million in the second quarter and $14.6 million a year ago. Our cash generation remains strong, and our balance sheet continues to strengthen. Over the first nine months, we generated $17.7 million in operating cash flow, up 3% year-over-year. This funded all our investments and supported $9 million in debt repayments, without raising additional equity capital. Also, we reduced net debt for the seventh consecutive quarter.

Now, onto the individual business segments.

Meridianbet Group is 72% of our business. Its revenue rose 2% to $33.1 million, but operating income fell to $0.7 million from $4.6 million, because of the sports betting margin and higher costs. Online casino led the growth, with revenue up 17% to $17.1 million, and up 21% over nine months, as we added new game providers in the quarter, and now offer more than 2,500 games. Customer deposits rose 9% to $101.1 million, and the average deposit per depositor rose 18%.

In retail, casino revenue rose 24% over nine months, helped by more than 100 new slot machines, and in the third quarter we opened two new betting shops in Serbia and moved a third to a larger location. New and larger shops take time to show their full contribution, and we judge each one of them on its own demand, costs, and returns. New registrations rose 25% in the third quarter, to 458,680.

Expanse Studios, our game studio, grew revenue from other operators 114%, with players up 52%, and it released 14 new games in the quarter. At September 30, it had 101 proprietary titles, and its games were live on more than 2,000 operator sites, against 1,881 in the second quarter. In the third quarter, it received further certification in Sweden, and our applications in New Jersey and Ontario are awaiting regulatory approval. We have done everything required on our side.

At RKings and Classics for a Cause, our prize competition business in the U.K. and our trade promotion business in Australia, combined revenue fell 19% to $9.1 million. Even so, the segment's operating result improved from a small loss in the second quarter to a small profit in the third quarter. We will build on that with strong offer for customers and tight control of acquisition and promotional costs. In Australia, the law that governs trade promotions changes on January 1, 2027. We are working to modify the way Classics for a Cause does business there so that it complies, and that work is in progress.

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In Mexico, MexPlay grew revenue 55%, with first-time depositors up 35%. GMAG deployed 2,311 games, up 25%, and raised its gross margin to 35.8% from 33.1%. Its revenue rose 5% to $3.7 million, but $0.8 million in bad debt expense turned into an operating loss. Growth there has to come with customers who pay on appropriate payment terms.

The measures that matter most to us are online casino growth, sports betting volume, costs against revenue, cash generation, net debit and share count.

With that, I will hand over to William. William?

William Scott

Thank you, Zoran, and good morning to everyone.

I'll walk you through our financial results, including revenue, profitability, impairment charges, Adjusted EBITDA, cash flow, and our balance sheet. Unless otherwise noted, all figures are presented on a GAAP basis. Adjusted EBITDA, net debt, and free cash flow are non-GAAP measures with reconciliations provided in today's earnings release.

Third-quarter revenue was $46 million, down 3% from $47.3 million a year ago. Meridianbet Group contributed $33.1 million, up 2%, representing 72% of total revenue. RKings and Classics for a Cause contributed $9.1 million, 20% of total revenue, down 19%, while GMAG contributed $3.7 million, which is 8% of the total revenue, was up 5%.

The decline was primarily driven by RKings and Classics for a Cause, where revenue fell $2.2 million, more than the Company's overall revenue decline of $1.4 million. Within the Meridianbet Group, online sports betting revenue declined $1.6 million despite higher betting volume, as customer-favorable sports results lowered the margin to 7.4% from 8.2%. For the first nine months, total revenue increased 10% to $146.3 million, with Africa growing 33% and Central and South America growing 27%.

Moving to gross profit, we reported $24.8 million for the quarter, compared with $26.4 million a year ago. Gross margin declined to 54% from 55.8%, primarily reflecting lower sports betting margins. For the first nine months, gross profit increased 6% to $79.8 million.

Turning to operating expenses, SG&A increased 5% to $28.2 million, compared with $26.8 million a year ago. This increase included $0.9 million in higher bad debt expense, $0.4 million in additional marketing, mainly around the World Cup, $0.4 million in higher rent and utilities from new betting shops, and $0.3 million in higher salaries. Other operating costs increased approximately $1 million. These increases were partially offset by approximately $1.6 million in lower depreciation, amortization, professional, and stock-based compensation expenses.

Looking at the first nine months, we maintained good cost discipline. Marketing expenses remained flat, professional fees declined 6%, and stock-based compensation decreased approximately $2.5 million, mainly due to fewer awards granted and the reversal of previously accrued executive share compensation in June.

Overall, nine-month SG&A expenses were slightly lower at $77.6 million, compared to $77.8 million last year, despite revenue growing 10%.

Moving to impairment charges, we recorded $11.5 million during the quarter, all non-cash. In Brazil, we wrote off $4.1 million related to our gaming license and $1.4 million related to the associated domain and player database. We also recorded a $5.9 million goodwill impairment in the reporting unit comprising GMAG, RKings, and Classics for a Cause, reflecting continued operating losses. Following this impairment, $2 million of goodwill remains in this reporting unit. These charges had no impact on our cash flow during the quarter. Interest expense declined $0.2 million from $0.5 million a year ago and was down 74% to $0.9 million for the first nine months.

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Turning to profitability, we reported operating loss of $14.9 million, including the $11.5 million in non-cash impairment charges. Net loss attributable to Meridian Holdings was $13.3 million, or $1.05 per share, compared to net income of $0.6 million, or $0.05 per share, a year ago. For the first nine months, net loss attributable to Meridian Holdings was $8.8 million, or $0.70 per share, compared with a net loss of $3.2 million, or $0.29 per share, a year ago.

Moving to Adjusted EBITDA, we reported $0.4 million for the third quarter, compared with $4.8 million a year ago, based on our current definition, which excludes unrealized foreign exchange gains and losses. The year-over-year decline of approximately $4.5 million was mainly driven by $1.6 million in lower gross profit, $0.9 million in higher bad-debt expense, and increase in marketing, rent, salaries and other operating costs. We do not expect the marketing expenses or our costs in Brazil before the ban to continue at the same levels. Marketing costs were higher due to the World Cup in Q2 and Q3. For the first nine months, Adjusted EBITDA was $12.6 million, compared with $14 million a year ago. Adjusted EBITDA excludes the non-cash impairment charges.

Turning to cash flow. We generated $17.7 million in operating cash flow during the first months, up 3% year-over-year. Capital expenditure was $4.6 million, down from $12.7 million a year ago. After capital expenditure and lease repayments, free cash flow increased to $10.9 million, compared to $2.5 million last year.

Moving to our balance sheet. We ended September with $16 million in cash, compared with $7.8 million in bank and other loans which have declined 55% since the beginning of the year. Total debt, including acquisition consideration, declined 47% year-over-year to $24.1 million, while net debt fell 65% to $8.1 million. This marks our seventh consecutive quarter of deleveraging.

On September 28, we amended the remaining $15.6 million of acquisition consideration payable to the former owners of Meridianbet Group, who are related parties, extending its maturity to November 1, 2031, with no interest. This provides us with greater flexibility and more time to strengthen our cash position.

At September 30, we had approximately 12.7 million shares outstanding, an increase of 0.32% since the beginning of the year. We raised no additional capital during 2026 and have made no share repurchases during the quarter.

Moving to our outlook, we now expect full-year 2026 revenue of $195 million to $198 million, revising our previous second-half growth expectations. This revision primarily reflects the suspension of our Brazilian operations, lower revenue from RKings and Classics for a Cause, and the impact of customer-favorable results in the third quarter. For the fourth quarter, our outlook assumes no operations in Brazil and continued lower revenue from RKings and Classics for a Cause. However, supported by an expected increase in betting volume during the fourth quarter, which has historically been the strongest quarter of the year for revenue, we anticipate a modest increase in sports betting revenue compared with the third quarter, alongside continued growth in online casino revenue.

Our focus remains on improving margins, controlling costs and returning to the profitability we demonstrated in the first half of the year.

Finally, I would like to recognize Zhe Scott Yan, who was appointed as our Chief Accounting Officer, Principal Financial Officer and Principal Accounting Officer on the second of October 2026. Today's 10-Q is the first he has signed in that role.

With that, I will hand back to Zoran.

Zoran Milosevic

Thank you, William.

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Before we take your questions, a word on where we go from here. These are our priorities: grow Meridianbet, led by online casino, and keep costs in line with revenue; improve results at RKings, Classics for a Cause, and GMAG; and keep generating cash and reducing debt, considering acquisitions only where they give us a license, technology, or market position that is hard to build ourselves.

Brazil showed how quickly a regulatory change can affect a market. We support well-regulated markets and work with the regulators wherever we operate. We remain confident in Meridian Holdings' long-term prospects.

So, three points. First, this was a challenging quarter, impacted by customer-favorable sports results, regulatory developments in Brazil, and higher operating costs. Second, our core business is healthy and pays for itself. Meridianbet’s casino business keeps growing, the business keeps producing cash, and our debt keeps falling. Third, our focus is on improving margins and operating efficiency to return to the profitability we demonstrated in the first half of the year.

Thank you for listening. We will now take your questions. Operator?

Operator

Thank you. If you would like to ask a question, please press star, one on your keypad. To leave the queue at any time, press star, two. Once again, that is star and one to ask a question.

We'll take our first question from M. Marine with Zacks. Please go ahead. Your line is open.

M. Marin

Thank you. Okay, I'd like to start with asking a few follow-up questions about Brazil. Some are just housekeeping questions. From what I gather, the press seems to be reporting that there's a lot of opposition to these changes, the regulatory changes in Brazil. Were you mandated by accounting regulations to take the write-downs now, or was that something the Company decided was most prudent?

William Scott

I think because of the uncertainty of what will happen—it's William here. Because of the uncertainty about what can happen, it's in the hands of the president of Brazil as well as the courts, so it was a prudent route for us to take the write-off.

M. Marin

Got it. Okay. But in your prepared remarks, you did say that you're maintaining a very small presence in Brazil just to keep an eye on potential shifts in regulatory sentiment or potential opportunities there. If down the road you were able to resume operations there, what kind of an impact would that have on the license you had or have, and also the write-offs that you've taken?

William Scott

I can't answer on what we'll do with the write-off. I suspect we’d just leave it, we've written it off, so it was the license. But that said, if we have the opportunity, as Zoran pointed out, again, he'll add to this, if we have the opportunity to carry on operating in Brazil, which is a great market, clearly with some issues in regards to regulatory changes, we would, in the right market, definitely want to operate there.

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Zoran Milosevic

Thank you for the question. In terms of accounting, basically, we tend to always have a conservative approach. And then we went with a very conservative way—just want to inform our shareholders about the real situation. On the other hand, in terms of business, we really will fight for this market. We still think highly about this market. We never had any problems in terms of customers, so that is what is our main focus. If the customers are happy, we are serving them properly, this is actually the most important thing for us. And the rest are just bumps along the way, which we expect and we expected, and Management is there to fight these problems.

So, our decision is to stay in Brazil and to exhaust every single possible legal way how to resume our business. And actually, every single company is doing more or less the same. I don't know anyone that actually exited the market. And we lowered our expenses. We have a minimum office, minimum expense.

And basically, most of our time is now we are busy with lawyers and looking at two possible routes. One is that we are waiting for the decision of Brazilian Congress, which needs to be done until the end of January. Or there will not be a decision in Brazilian Congress, which will terminate this order that was made by President Lula. That is the first way. Second way is we are fighting through courts. And if you were monitoring news from Brazil, it's quite a dynamic situation out there. So, already four companies got approval to resume the operations. And that was followed by the Supreme Court and the prosecutor trying to fight and manage to terminate this as well. But at least something is happening.

As I said, it's quite dynamic and everybody's determined to fight for the market. Because, as you know, we think that this order was absolutely not legal and very unlawful. And because of that, we use every—I just pressed the mic off accidentally. So, as I said, it's quite dynamic when it comes to legal activity in Brazil. So even if we are not serving our customers, but it's quite dynamic what's happening in the courts. And we're quite active on that front as well. And as I said, until we exhaust every single possible legal way to re-establish the business, we will stay there.

It is very interesting your question. That is something what we were discussing internally, even if we resume how it will actually reflect on our accounting and on our balance sheets. This interim order was quite destructive and it actually was written in the manner that we ceased to exist on the day of the elections, which is really something that we never saw before. And that raises the question as you raised it rightfully. So, it still stays unknown, but we decided to deal with this question after we see some certainty that we will resume the operations.

But as I said, it's quite active. We have like four positive outcomes and four negatives in parallel when it comes to the decision of the lower courts in Brazil. And at least something is happening. But we are determined to stay and to fight for this market.

M. Marin

Understood. Okay. Thank you for that answer. So, switching topics. It seems as if during the quarter, as you described it, a very challenging one, it seems as if Expanse Studios and online casinos seem to be significant bright spots in the quarter. So, two-part question to that is, what do you think, over the next couple of quarters, is the potential runway there for their growth? And then, also, what measures are you implementing in order to facilitate the growth there? Thank you.

Zoran Milosevic

Yeah, this is something that we are very bullish on. And as you see, the growth in this segment is like double-digit or triple-digit in some parameters. The only problem is this business comes from nothing. It's competing against quite a significant Meridianbet business. So still, we are not showing the numbers, but this is growing. And we are very optimistic about the general state of casino business. And to be honest, we're quite focused on getting more licenses and getting more territories to be approved because what is the main issue currently in online casino segment is regulatory issue. This issue was not basically big before pandemics, let's say. But after pandemics, regulatory was number one. It actually became number one issue in casino because usually casino business was covered under sports betting license.

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So, you had very developed market of sports betting licenses worldwide and whoever operated casino more or less could operate under sports betting license. And casino was not required to have such a lot of certificates or regulations and so on. But after pandemics, let's say, I don't know, maybe a few years ago, that is becoming increasingly number one problem. And our team is just focusing into actually every single segment. But let's say number one problem is—not problem, but issue which we are solving is getting more and more licenses. And as you see, we are almost—like every single month, we have some new territory which we are opening. And that is what we are busy, along with getting new clients and developing more games, developing new and better functionalities within the games and so on.

So, we are busy on every single front and we're quite happy with the progress. And hopefully soon we will be able to present figures from Expanse separately from other Meridian contracts.

M. Marin

Thank you. And then here's one last one from me. Just wondering about the recent sponsorship you did of the Ultimate Fighting—the UFC event. Can you give us any color, any feedback on how you think that went in terms of helping to promote the brand? And is that the kind of marketing initiative that you would consider doing again if the opportunity presented?

Zoran Milosevic

Yeah, thank you for the question. Absolutely. That was actually by far the biggest marketing event we ever sponsored. And it was really, I think the only one, let's say, pure integrated marketing activity which we ever did.

In terms of integrated marketing, that means that we did this promotion in Serbia, but we could use it basically almost on every single territory where we operated in some form. It depends on the contract. And that was really, from a logistics perspective, an excellent thing to do. Everybody in the company created really positive momentum, so the people were so happy that they couldn't believe it actually at the first point. And it produced enormously good results and a lot of new registrations from the customer base that we want and that we need. It's actually younger generations which are more turned into casino, not into betting. So, it's really great.

And we are considering—UFC actually announced that they will repeat the show in Belgrade next year. So, we'll be first in line to try to get the sponsorship next year as well.

M. Marin

Okay. Thanks so much.

Zoran Milosevic

Thank you.

Operator

Thank you. We will move next with Jack Vander Aarde with Maxim Group. Please go ahead.

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Jack Vander Aarde

Okay, great. Good morning, guys. Thanks for taking my questions. It's still good to see the positive Adjusted EBITDA despite some of the turbulence in the quarter and the softer revenues. I think that's a key point. It sounds like the revenue softness is mostly due to continued, I guess, more favorable player outcomes and obviously the Brazil disruption in RKings. I guess a couple of questions here. I guess the new guidance, this implies 195 million to 198 million. I guess this implies 4Q revenue being down 1% year over year to up 5% year over year at the high end despite not having Brazil baked in there and, I guess, continued softness in RKings. So, can you quantify what the Brazil disruption was, I guess, in the quarter and then also in this fourth quarter outlook?

William Scott

I think that we had hoped that Brazil would (inaudible), but it was less than 1% of our overall revenue. I think the major impact on it is the impact of RKings and Classics for a Cause because we kind of have forecasts of some softness. Obviously, taking out Brazil is one, and then (inaudible) is the other one. But also, I think the other thing which we've done is we've just been a little bit more conservative on the Meridian side from the bottom end, because we want to make sure that we exceed, we don't want to miss our projections or what we say that we're going to get to the market.

So, I think it's a little bit we know that revenue didn't go up in—we believe that revenue got up in Meridian, but we still expect softness in Classics for a Cause and RKings. We're not ignoring it. We're working to make sure that softness hopefully goes away.

Jack Vander Aarde

Okay. That makes sense. Maybe just a follow-up to clarify. Obviously, you're not providing 2027 guidance, but just given your comments around RKings and Classics for a Cause in this fourth quarter, is there any indication that you expect both RKings and Classics to grow—return to growth in 2027? Is that a fair assumption? I guess any color there would be helpful.

William Scott

I think, and Zoran, please jump in as well. I think that we don't like businesses being soft. And so, we're working on trying to grow those businesses and stop the decline and also grow them. So, we are focusing on lots of actions to try and arrest it. And we're not giving 2027 at the moment. We will in time, but at the moment, we just don't want to talk about ’27. But yeah, we don't like businesses which are soft.

Jack Vander Aarde

Okay.

Zoran Milosevic

If I may add, basically, as William said, these are a lot of new issues which happened recently beyond our control. And we will have a more clear situation in the next few weeks. Definitely before the end of the year, we will have a clear picture, but Management is dedicated to fight on every single front. So, in a perfect scenario, yes, you want to grow this business and continue. Definitely, Classics for a Cause needs to change the business model, and we are busy doing this. And it's still a unclear situation with RKings. And we expect at least to have some guidance on that in two, three weeks. So, we'll know more. There is a lot of unknown for us as well.

So, we are just managing with these figures that we know, but the final decision will be made in two, three weeks.

Jack Vander Aarde

Okay. And that's fair. I can appreciate that as well. There's always so much you can control, and what you can’t control. It sounds like you're proactively working at it. Maybe just a follow-up here. Two more quick ones. Next play definitely seems to be a bright spot still, growing more than 50%. Do we have any sense of scale that you could provide here of that revenue in that business? Or when do we get to a point that you guys can maybe talk a little bit more about the scale of that business?

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Zoran Milosevic

Definitely. Actually, we spoke about that, and we just didn't have time to separate it. The next play can be separated and probably we'll do it in Q4. This is just the old legacy reporting system, so we had a lot of issues connecting the Meridianbet reporting and all the Golden Matrix reporting system. And only because of this nature of reporting it remained in that setting. But definitely we will exclude it, put it separately, put it under Meridian, or do something about it. It definitely doesn't belong there at all. Because it's a classic sports betting, so it's more Meridianbet business model than old Golden Matrix model.

So, we just didn't have time to do it. But definitely for next quarter we will separate. It's a great business. We're very proud of this business and hope it will continue to grow.

Jack Vander Aarde

Understood. Understood. Okay. And then just one last one. Go ahead.

William Scott

The other thing to add is there are very few licenses available in Mexico. So, it's hard to get a license and having a license is valuable. Therefore, it's a great environment to operate.

Jack Vander Aarde

Great. And I appreciate all the color there, guys. And as I said, one more follow-up here. Just any update or do you have any more visibility into the pending Ontario and New Jersey applications? Thank you.

Zoran Milosevic

Yeah, so in terms of New Jersey, basically it's (inaudible). Actually, every time when somebody asks me, it's daytime (phon). So, we did everything what was on our end. We're just expecting for the regulator to get the feedback and it's quite positive. It's like really day (phon) time. When it comes to Ontario, we are weeks away. So, we did the first round successfully. Now there is a second round of certification, regulation, investigation, and so on. It's like a week's time. And so, considering this, we're entering into Christmas, New Year period, and that can happen that we will start in 2027. But we will do whatever is on our end to start before 2027. But we've done a lot.

Jack Vander Aarde

Okay, great. I appreciate the time, guys. Thank you very much.

Zoran Milosevic

Thank you.

Operator

Thank you. And once again, that is star and one if you would like to join the queue.

We will move next with Steve Silver with Argus Research. Please go ahead.

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Steve Silver

Thanks, Operator, and thanks for taking my questions as well. So, with the operating cash flows continuing to fund internal investments and to reduce debt, and now with the added flexibility from the long-term extension on the consideration repayments, can you talk a little bit about some of the investments that you've identified to be made in these growing jurisdictions, like you mentioned in the prepared remarks? Just trying to get a sense as to how you're thinking about returning to the previous growth trajectory.

William Scott

Zoran, do you want to take that one, or I can add to…

Zoran Milosevic

Yes, we are quite busy, and I hope we will report in fourth quarter more things that we are busy with. Definitely, there'll be some—actually, I cannot say much, so I think we will have some good results. But Management is super busy in getting into new areas.

William Scott

Yeah, I think, Stephen, the long and the short of it is because we've got such a strong balance sheet, we are looking for investment in great opportunities, and we're actively doing that all the time. So yeah, it's much of the space.

Steve Silver

Great. And so, one more, if I may. There have been several instances now over the past few quarters of favorable sports betting outcomes impacting margins. And I know in Q2, you cited some World Cup activity there. I'm just curious as to whether the Q3 was related in any way to the World Cup or if that was separate. And just if you could provide a little historical context around periods where sports betting outcomes affect margins over the short term.

Zoran Milosevic

Yeah, so World Cup, as I mentioned in the previous conversations, is rarely good for betting companies. This is excellent event when it comes to marketing. So, this is the best marketing activity which you can have is market your company around the World Cup, by far. But in terms of results, I hardly can remember—this is, I don't know, my sixth World Cup. I can hardly remember when it was profitable. Only because you don't have clearly built statistics. These teams play once in a full year, and nobody can predict and make any good statistics out of it. And because of that, it's like this is gamble as well. This is not business, this is pure gamble. So, we are just trying not to lose as much as possible like all others. But as I said, from a marketing perspective, this is by far cannot compare with anything else.

In that sense, Q3 was affected by the World Cup in one month. So, July was in Q3 and July was the month for the World Cup. And unfortunately, it impacted us as well. Usually, you have situations that August and September, usually one of these two months is always bad for us only because this is the start of the football season in Europe. By Football, I mean soccer.

Soccer season in Europe starts in the middle of August. And you have the similar situation when you have completely new teams. You don't know the strength of the players. Statistics is not the most proper one. You have all the time change of the rules. Actually, soccer rules changed a lot recently, last one year. And football became more dynamic, more goals scored and so on. And the rules of the Champions League is changed and so on. And there are more teams, more dynamics, more goals, and it can affect the first month, usually, because we are getting into unknown territory when it comes to soccer. But since these teams play every week, our statistics and risk management improves after two, three weeks. And then it's like proper trading happens after that.

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So, usually, August and September, at least one of them can be bad. That's what usually happens. Now, this time, we had like August and September being bad, which rarely happens, but it can happen from time to time. And the reason is, as I said, it's like the beginning of the season is always more difficult for sports betting business. Only because the statistics are still not shaped as they should be, because having these teams being on vacation for one month or two months is not enough. It's too long for us to be very precise in the beginning of the season. But once the matches start, and once we see the first results, first trends of the team, players and so on, then it's easy to trade.

Steve Silver

Great. I appreciate the color and best of luck working through the near-term challenges.

Zoran Milosevic

Thank you so much.

Operator

Thank you. And at this time, there are no further questions in queue. I will now turn the meeting back to Zoran.

Zoran Milosevic

Thank you for hosting this meeting and thank you all for joining us and asking us really good questions.

I can only assure our shareholders that we are really committed to the fundaments and the basics of the business. And that means that we want to grow the revenues, we will continue to reduce the debt, we will improve our marketing efficiency, and we will continue to cut costs. And they can be assured that we will do whatever is necessary just to bring the profits up and to ensure long-term prospects of this company. And thank you so much for joining us and supporting us so far.

Operator

Thank you. This brings us to the end of today's meeting. We appreciate your time and participation. You may now disconnect.

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